UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: July 2, 2008 (as of June 27, 2008)
(Date of earliest event reported)

SURGE GLOBAL ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-24269	34-1454529
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

990 Highland Drive, Suite 206
Solana Beach, California, 92075
(Address of principal executive offices, zip code)
(858) 720-9000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

[  ]  Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On June 27, 2008, Cold Flow Energy, ULC (“Cold Flow”), an indirect wholly owned subsidiary of Surge Global Energy, Inc., a Delaware corporation (“Registrant”), entered into a definitive agreement with a privately owned Canadian corporation (“Purchaser”), pursuant to which Cold Flow sold all issued and outstanding common and preferred shares of its wholly owned subsidiary, Peace Oil Corp. (“Peace”).

The purchase price paid for the Peace common and preferred shares was Cdn$ 13,114,354. The purchase price was paid for in cash, cancellation of an intercompany account balance owed by Cold Flow to Peace in the amount of Cdn$10,176,044, and the Purchaser assuming all liabilities of Peace. Cold Flow’s cost basis of Peace was Cdn$14,473,189.

As a result of this transaction, Registrant incurred a consolidated loss from continuing operations on the sale of Peace of approximately $1,550,000 before taxes; an after tax gain available to common shareholders of  approximately $3,212,000 (a gain of $0.10 per common share); a gain on foreign  currency translation of $194,000, and a total increase in comprehensive net income of $3,406,000 for the quarter ending  June 30, 2008.

Item 2.01   Completion of Acquisition or Disposition of Assets

See Item 1.01.

8.01 Other Events.

On June 23, 2008, a complaint was filed against Registrant in Superior Court of San Diego, California (Case # 37-2008-00086302-CU-BC-CTL) by its former Chief Operating Officer, David Perez, alleging Breach of Contract and seeking Declaratory Relief. The claims are for breach of an Indemnity Agreement and breach of Surge's Bylaws with respect to reimbursement of legal fees and expenses incurred by Mr. Perez in conjunction with the Jack Zemer lawsuit, in which lawsuit Registrant was not a party.

Registrant intends on vigorously defending this complaint and is considering counterclaims against Mr. Perez.

Item 9.01    Financial Statements and Exhibits.

(b)       Pro Forma Financial Information

To be supplied by amendment for the disposition of a significant subsidiary described in Items 1.01 and 2.01.

(d)       Exhibits

10.84	Purchase and Sale Agreement dated June 27, 2008 by and among Cold Flow Energy ULC., Peace Oil Corp, and CPO Acquisition Corp.

10.85	Complaint filed June 23, 2008 David Perez vs. Surge Global Energy, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SURGE GLOBAL ENERGY, INC., a Delaware corporation
Date: July 2, 2008	By:	/s/ E. Jamie Schloss E. Jamie Schloss, Chief Executive Officer